Exhibit 99.1

Altria Becomes Largest Shareholder in Cronos Group,

a Leading Global Cannabinoid Company

Altria Invested USD $1.8 Billion for Approximately 45% Ownership Interest

with Warrant to Increase Ownership over the Next Four Years

RICHMOND, Va. – March 8, 2019 – Altria Group, Inc. (Altria) (NYSE:MO) announced today the completion of its approximately USD $1.8 billion (CAD $2.4 billion)1 investment in Cronos Group Inc. (Cronos Group) (TSX: CRON and NASDAQ: CRON), a leading global cannabinoid company, following receipt of shareholder and Canadian regulatory approvals.

Altria’s investment represents an approximate 45% economic and voting interest in Cronos Group with a warrant to acquire additional ownership at a price of CAD $19.00 per share, exercisable over the next four years. If exercised in full today, the warrant would increase Altria’s ownership in Cronos Group to approximately 55%. The aggregate exercise price for the warrant is approximately USD $1.0 billion (CAD $1.4 billion)2.

Under the terms of the transaction, Altria nominated four directors who were recently elected to serve on Cronos Group’s seven member board: Kevin C. Crosthwaite, Jr., Murray R. Garnick, Bruce A. Gates and Bronwen Evans.

“We’re excited to finalize our investment in Cronos Group and to support their talented team,” said Howard Willard, Altria’s Chairman and Chief Executive Officer. “Cronos Group is our exclusive partner in the emerging global cannabis category and represents an exciting new growth opportunity for Altria.”

“We are delighted to close this transaction and kick-off a relationship that we expect to lead to significant growth and value creation,” said Mike Gorenstein, Cronos Group’s Chairman, President and Chief Executive Officer. “Altria’s investment and the services they will provide to Cronos Group will enhance our financial resources and allow us to expand our product development and commercialization capabilities and regulatory expertise to better position Cronos Group to compete, scale and lead the rapidly growing global cannabis industry. We look forward to the many opportunities we expect this relationship to create.”

[1]	Based on exchange rate of 0.7557 USD / CAD which includes the impact of derivative financial instruments that Altria entered into to hedge its exposure to currency exchange rate movements.
[2]	Based on reference exchange rate of 0.7432 USD / CAD at market close on March 7, 2019 as quoted by Bloomberg.

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Accounting Treatment

Altria expects to account for its investment in Cronos Group under the equity method of accounting. Altria will report its share of Cronos Group’s results using a one-quarter lag because Cronos Group’s results will not be available in time for Altria to record them in the concurrent period. For example, Altria’s share of Cronos Group’s results for the relevant, post-closing portion of the first quarter of 2019 will be recorded in Altria’s 2019 second-quarter statement of earnings.

Altria will record changes in the fair value of the warrant as gains or losses in Altria’s consolidated statements of earnings in the periods in which the changes occur and exclude these amounts from Altria’s adjusted results.

Altria’s Profile

Altria’s wholly-owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria holds equity investments in Anheuser-Busch InBev SA/NV (AB InBev), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos Group).

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen® and Skoal®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

More information about Altria is available at altria.com and on the Altria Investor app, or follow us on Twitter, Facebook and LinkedIn.

About Cronos Group

Cronos Group is a globally diversified and vertically integrated cannabis company with a presence across five continents. Cronos Group operates two wholly-owned Canadian licensed producers: Peace Naturals Project Inc., which was the first non-incumbent medical cannabis license granted by Health Canada, and Original BC Ltd., which is based in the Okanagan Valley, British Columbia. Cronos Group has multiple international production and distribution platforms and partnerships across five continents. Cronos Group intends to continue to rapidly expand its global footprint as it focuses on building an international iconic brand portfolio and developing disruptive intellectual property. Cronos Group is committed to building industry leading companies that transform the perception of cannabis and responsibly elevate the consumer experience.

Cronos Group has no U.S. operations, and cannabis remains illegal at the federal level.

Forward-Looking and Cautionary Statements

This release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the possibility that the expected benefits of the transaction may not materialize in the expected manner or timeframe, if at all; the potential inaccuracy of the financial projections; prevailing economic, market, or business conditions negatively affecting the parties; risks that the transaction disrupts Cronos Group’s current plans and operations; the fact that Altria’s reported earnings and financial position and any dividends paid by Cronos Group on shares owned by Altria may be adversely affected by unfavorable foreign currency exchange rates, tax and other factors, including the risks encountered by Cronos Group in its business; risks related to the disruption of the transaction to Altria, Cronos Group and their respective management; risks related to the effect of announcement of the transaction on Cronos Group’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; and the other factors detailed in the parties’ publicly filed documents, including Altria’s Annual Report on Form 10-K for the year ended December 31, 2018 and Cronos Group’s filings with the Canadian Securities Administration and the United States Securities and Exchange Commission.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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